news	UNIT CORPORATION
7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

    Contact: David T. Merrill
    Chief Financial Officer & Treasurer
    (918) 493-7700

For Immediate Release…
June 6, 2007

UNIT CORPORATION ANNOUNCES ACQUISITION OF DRILLING COMPANY
AND OTHER OPERATIONS UPDATES

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT) today announced the following information regarding certain of its subsidiaries.

Unit Drilling Company
Unit Drilling Company closed the acquisition of a privately owned drilling company operating primarily in the Texas Panhandle. The acquired company owns nine drilling rigs, a fleet of 11 trucks, and an office, shop and equipment yard. The drilling rigs range from 800 horsepower to 1,000 horsepower with depth capacities rated from 10,000 to 15,000 feet. Seven of the nine drilling rigs are currently operating under contract, while one drilling rig is being refurbished and should be operational during the third quarter.
Larry D. Pinkston, Unit Corporation Chief Executive Officer and President said: “This acquisition will be immediately accretive to per share earnings and cash flow, and the assets complement our existing operations while expanding our presence in the Texas Panhandle. With these drilling rigs, we gain experienced drilling rig crews and an established and active drilling customer base that is already familiar with Unit Drilling. At the close of this acquisition, our drilling rig fleet will total a company-record 128 rigs.”

Unit Petroleum Company
Unit’s exploration and development operations continue to have success in the Panola Field, located approximately 100 miles southeast of Tulsa, Oklahoma in Arkoma Basin. The most recent success is Unit’s Lively #8X

(29.78% working interest, 22.95% net interest), a Lower Atoka completion that penetrated approximately 319 feet of net natural gas pay. First natural gas sales commenced on May 7 with the current total rate at 16.7 million cubic feet equivalent per day with a flowing tubing pressure of 901 pounds per square inch. The Lively #7, which commenced natural gas sales on May 2, 2006, has cumulative production of 15.0 Bcfe and is currently producing at a total rate of 23.3 Mmcf per day.
Pinkston said: “We are pleased with the success that we’ve experienced in this field and we will continue to focus on the drilling of offset acreage for these wells. Accordingly, we plan to drill an east offset well to the Lively #8X during the second half of 2007. In addition, we plan to participate in six to eight deeper Spiro wells in the Panola Field during the remainder of the year.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount of the company’s oil and natural gas reserves, the number of future wells the company plans to drill, productive capabilities of the wells, anticipated production rates from company wells, the prospective capabilities of offset acreage, the assimilation of the acquisition into the company’s operations, as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.